Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 23, 2019

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR THIRD QUARTER OF 2019

BILOXI, MS (October 23, 2019)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced results for the third quarter ending September 30, 2019.

The company reported net income of $476,000 for the third quarter of 2019 compared to net income of $172,000 for the third quarter of 2018. The company reported net income of $553,000 for the nine months ended September 30, 2019 compared to net income of $527,000 for the nine months ended September 30, 2018.

Other real estate decreased to $7,606,000 at September 30, 2019 from $9,892,000 at September 30, 2018. In addition to reducing non-performing assets, the company began implementing a number of revenue enhancing strategies relating to non-interest income during the third quarter of 2019.

Shareholders’ equity increased to $94,327,000 at September 30, 2019 from $84,968,000 at September 30, 2018. The primary capital ratio increased to 15.87% at September 30, 2019, compared to 14.10% at September 30, 2018, which is an indication of the strength of the company. The company’s book value per share was $19.08 and $16.95 as of September 30, 2019 and 2018, respectively.

“The increase in net interest income and shareholders’ equity and the reduction in other real estate are very positive trends for 2019,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “Despite several non-recurring expenses during the second quarter, our results reflect the company’s efforts to return to sustained profitability.”

Founded in 1896, with $617 million in assets as of September 30, 2019, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net interest income	$4,329	$4,273	$13,289	$12,761
Provision for loan losses	59	28	169	91
Non-interest income	1,723	1,648	4,788	4,844
Non-interest expense	5,517	5,721	17,355	16,987
Net income	476	172	553	527
Earnings per share	.09	.03	.11	.10

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Allowance for loan losses, beginning	$4,946	$5,508	$5,340	$6,153
Recoveries	38	205	122	451
Charge-offs	(660)	(350)	(1,248)	(1,304)
Provision for loan losses	59	28	169	91
Allowance for loan losses, ending	$4,383	$5,391	$4,383	$5,391

ASSET QUALITY	September 30,
	2019	2018
Allowance for loan losses as a percentage of loans	1.66%	1.97%
Loans past due 90 days and still accruing
Nonaccrual loans	9,473	8,560

PERFORMANCE RATIOS (annualized)
	September 30,
	2019	2018
Return on average assets	.12%	.11%
Return on average equity	.82%	.81%
Net interest margin	3.20%	2.99%
Efficiency ratio	97%	97%
Primary capital	15.87%	14.10%

BALANCE SHEET SUMMARY
	September 30,
	2019	2018

Total assets	$617,489	$619,395
Loans	264,815	273,947
Securities	279,988	277,745
Other real estate (ORE)	7,606	9,892
Total deposits	501,446	504,793
Shareholders' equity	94,327	84,968
Book value per share	19.08	16.95
Weighted average shares	4,943,186	5,051,306